Exhibit 23.2
Consent of Ernst & Young LLP, Independent Auditors
We consent to the incorporation by reference of our report dated March 31, 2006 (except for Note 11, as to which the date is October 2, 2006) with respect to the financial statements of Sierra Logic, Inc. included in Amendment No. 1 to the Current Report on Form 8-K/A dated October 2, 2006 of Emulex Corporation in the Registration Statement (Form S-8) of Emulex Corporation pertaining to the Emulex Corporation 2005 Equity Incentive Plan and Emulex Corporation 1997 Stock Award Plan for Non-Employee Directors filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Sacramento, California
December 28, 2006